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                                EXHIBIT (h)(3)(a)
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                          ADMINISTRATIVE SERVICES PLAN
                        NATIONWIDE SEPARATE ACCOUNT TRUST
                        (AMENDED EFFECTIVE MAY 31, 2000)

     Section 1. This Administrative Services Plan (the "Plan") constitutes the administrative services plan for the funds as listed on Exhibit A (collectively, the "Funds"), each a series of Nationwide Separate Account Trust (the "Trust"), and is adopted upon review and approval by the Board of Trustees of the Trust.

     Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially any other form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a Fund's shares of beneficial interest ("Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Fund's applicable registration statement to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to the annual rate listed on Exhibit A for each class of shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.

     Section 3. So long as this Plan is in effect, the administrator shall provide to a Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing
Agreements, by a vote of a majority of the Trustees who are not "interested persons" of that Fund (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund's registration statement describing the Plan and its implementation with respect to that Fund.

     Section 5. Unless sooner terminated, this Plan shall continue until July 1, 2000, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

     Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

     Section 7. This Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Trustees.

     Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

     Section 9. This Plan has been adopted as of November 1, 1999 as subsequently amended.


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     Section  10.  The  Trust  is a business trust organized under Chapter 1746,
Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a Fund or the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the Fund personally, but bind only the assets of the Trust, as set forth in
Section 1746.13(A), Ohio Revised Code, and all persons dealing with a Fund must look solely to the assets of that Fund for the enforcement of any claims against the Trust.

                          ADMINISTRATIVE SERVICES PLAN
                        NATIONWIDE SEPARATE ACCOUNT TRUST
                                    EXHIBIT A
                          (AMENDED AS OF MAY 31, 2000)

FUND
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Total  Return  Fund
Capital  Appreciation  Fund
Government  Bond  Fund
Money  Market  Fund
Nationwide  Small  Company  Fund
Nationwide  Balanced  Fund
Nationwide  Equity  Income  Fund
Nationwide Global 50 Fund (formerly Nationwide Global Equity Fund) Nationwide High Income Bond Fund
Nationwide  Multi  Sector  Bond  Fund
Nationwide  Small  Cap  Value  Fund
Nationwide Mid Cap Fund (formerly Nationwide Select Advisers Mid Cap Fund) Nationwide Small Cap Growth Fund (formerly Nationwide Select Advisers Small Cap Growth Fund)
Nationwide  Strategic  Growth  Fund
Nationwide  Strategic  Value  Fund
Nationwide  Income  Fund
Nationwide  Growth  Focus  Fund  II
Nationwide  Quest  Fund  II
Nationwide  Global  Technology  and  Communications  Fund  II
Nationwide  Global  Life  Sciences  Fund  II

     Each Fund shall pay amounts not exceeding on an annual basis a maximum amount of 25 basis points (0.25%) of the average daily net assets of the Shares of the Funds.


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